DEFERRED COMPENSATION AGREEMENT

This DEFERRED COMPENSATION AGREEMENT (the "Agreement") is entered into as of the 6th day of April, 2010, by and between Denmark State Bank, a Wisconsin corporation ("the Bank"), and John P. Olsen ("the Employee"), an adult resident of the State of Wisconsin.

W I T N E S S E T H:

WHEREAS, the Bank values the Employee's knowledge, experience, relationships and skills, and desires to retain the Employee's services for a period of time, and

WHEREAS, the Bank and the Employee are willing to enter into this Agreement in order to provide incentives to the Bank and to the Employee to continue the employment relationship as described below,

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the Bank and the Employee do promise and agree as follows:

ARTICLE I

DEFERRED COMPENSATION AGREEMENT

A. Covenant of Future Services by Employee. The Employee agrees that, from the date of this Agreement until January 1, 2014 (the "Contract Term"), he will continue to work on a full-time basis for the Bank and will provide such employment, information, consultation, assistance and services to the Bank, and its parent, subsidiary, and other affiliated entities, as the Bank may from time to time reasonably request. In addition, the Employee agrees that, during his employment and following the conclusion of his employment with the Bank (regardless of the reason or circumstances), he will continue to fulfill his obligations under Article IV of this Agreement.

B. Deferred Compensation. In exchange for the consideration set forth in this Agreement, the Bank will award the Employee a Stay Bonus of up to $100,000.00 (the "Deferred Compensation"). It is the intent of the parties that such Deferred Compensation be paid in addition to the Employee's regular salary and employee benefits.

ARTICLE II

CONDITIONS PRECEDENT

Except as provided in paragraphs B., C., and D. of Article III, below, the Employee's right to receive the Deferred Compensation is contingent upon the following conditions precedent:

  The Employee must continue to be employed by the Bank through January 1, 2011, whereupon the Employee will earn the right to receive $25,000.00 pursuant to the schedule described in Article III below.
  The Employee must continue to be employed by the Bank through January 1, 2012, whereupon the Employee will earn the right to receive an additional $25,000.00 pursuant to the schedule described in Article III below.
  The Employee must continue to be employed by the Bank through January 1, 2013, whereupon the Employee will earn the right to receive an additional $25,000.00 pursuant to the schedule described in Article III below.
  The Employee must continue to be employed by the Bank through January 1, 2014, whereupon the Employee will earn the right to receive an additional $25,000.00 pursuant to the schedule described in Article III below.
  The Employee must fulfill and continue to fulfill all of his obligations under Article IV of this Agreement.

ARTICLE III

PAYMENT OF DEFERRED COMPENSATION

A. Payment Schedule. Except as provided in paragraph B., below, beginning on a reasonable date of the Bank's choosing between January 1, 2014 and January 15, 2014, the Bank will pay to the Employee the Deferred Compensation to which he is entitled under Article II, above in a single lump sum installment.

B. Effect of Resignation/Termination. In the event that the Employee resigns his employment before January 1, 2014 for "Good Reason" (as that term is defined below) or in the event that the Employee's employment is terminated by the Bank before January 1, 2014 without "Cause" (as that term is defined below), then, pursuant to the schedule set forth in paragraph A., above, the Bank will pay to the Employee Deferred Compensation in the amount of $100,000.00 just as though the Employee had continued to be employed through January 1, 2014..

For purposes of this Agreement, "Good Reason" shall mean only the following:

1. A unilateral and material reduction in the Employee's salary; or

2. A change in the ownership of the Bank or Denmark Bancshares, Inc. ("DBI") whereby a person or group (a "Person") (within the meaning of Code section 409A) acquires, directly or indirectly, ownership of a number of shares of capital stock of the Bank or DBI which, together with capital stock already held by such Person, constitutes more than fifty percent (50%) of the total fair market value or of the combined voting power of the Bank's or DBI's outstanding capital stock.

For purposes of this Agreement, "Cause" shall mean only the following:

1. A conviction in a court of law of any felony; or

2. Commission of any act of dishonesty involving the Bank; or

3. Any act or conduct having a material adverse affect on the Bank's reputation, employees and/or business; or

4. Unauthorized use or disclosure of any of the Bank's confidential or proprietary information; or

5. Giving substantial advice or assistance to an entity, person or business that competes with the Bank; or

6. Scandalous or immoral behavior; or

7. Failure or refusal to perform such duties as the Board of Directors of the Bank may from time to time reasonably direct; or

8. A material breach of duty under this Agreement.

C. Effect of Total Disability. If the Employee should become "Totally Disabled" (as that term is defined below) prior to January 1, 2014, and if the Employee is still employed with the Bank at the time of his total disability, then the Bank will pay to the Employee the deferred compensation to which he is entitled under Article II above, according to the schedule outlined in paragraph III.A. above.

For purposes of this Agreement, the Employee is considered to be "Totally Disabled" if, in a medically-supported opinion of a physician, he (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan which covers the employees of the Bank.

D. Death. If the Employee should die prior to January 1, 2014, and if the Employee is still employed with the Bank at the time of his death, then the Bank will pay to the Employee's beneficiary (as designated in Schedule A attached hereto) the deferred compensation to which he is entitled under Article II above, according to the schedule outlined in paragraph III.A. above.

E. Withholding of Employment-Related Taxes. The Bank shall deduct from the payments to be made under the terms of this Agreement any federal, state or local withholding or other taxes or charges which the Bank is from time to time required to deduct under applicable law. In addition, the Employee acknowledges, agrees and authorizes the Bank to withhold a proper sum from the payments hereunder for his premium contribution for the Bank-provided health and/or dental insurance benefit plans in which he elects to participate. All amounts payable to Employee under this Agreement are stated herein before any such deductions (including, but not limited to, all FICA and medicare taxes which may be owed for the entire Deferred Compensation upon Employee's receipt of the First Payment). The Employee agrees that if the Bank is required to withhold any tax amounts (including, but not limited to, social security or Medicare taxes) with respect to the Deferred Compensation (or any portion thereof) before the Deferred Compensation is payable under the terms of this Agreement then the Bank may withhold such amounts from the Employee's other compensation payable to the Employee from the Bank and, if such other compensation is insufficient to fully satisfy the required withholding, the Employee will pay the balance of the required withholding amount to the Bank on or before the date the Bank is required to deposit such amount with the IRS.

ARTICLE IV

RESTRICTIVE COVENANTS

In exchange for the payment of $100.00, receipt of which is hereby acknowledged by the Employee, and for the opportunity to earn some or all of the deferred compensation, as described herein, the Employee agrees to the following Restrictive Covenants:

Confidential Information

A. Acknowledgements. The Employee acknowledges that, during the course of his employment with the Bank, he will continue to learn, receive, and otherwise have access to, "Confidential Information" (as that term is defined below) regarding the Bank, which Confidential Information was, and continues to be, the property of the Bank. The Employee acknowledges that the Confidential Information was developed by the Bank through the investment of substantial time, effort and expense, that the Confidential Information has significant material value, and that continuing to maintain the Bank's Confidential Information in confidence is important to the ongoing profitability and success of the Bank.

B. Definitions. For purposes of this Agreement, "Confidential Information" is all information regarding the Bank, its products, procedures, customers, suppliers, business plans, markets, financial and other data, in whatever form or medium, that:

1. is a "Trade Secret," as that term is defined by any applicable state and/or federal statute or law; or

2. is not a Trade Secret, but nevertheless has economic or competitive value and is not available to the competitors of the Bank in the public domain. Such Confidential Information therefore generally includes, but is not limited to, non-public information regarding the Bank's products, formulas, processes, unique computer software and programs, research, inventions, business secrets, copyrights, customer preferences and identities, supplier information, sales techniques, distribution data, and information concerning the Bank's business plans, marketing plans, sales plans and financial information.

"Confidential Information" does not include information which:

1. At the time of disclosure to the Employee is in the public domain;

2. After disclosure to the Employee becomes part of the public domain through no fault of the Employee; or

3. Is disclosed to the Employee by a third party that does not have obligations of confidentiality and does have the right to disclose the information.

C. Restrictions.

During Employment. The Employee acknowledges and agrees that, during his employment with the Bank, he will not, directly or indirectly, use, disclose, publish or allow access to any of the Bank's Confidential Information for any purpose other than for the Bank's benefit and to fulfill his duties as a Bank employee.

Following Employment. Upon the end of his employment with the Bank (regardless of the reason or circumstances), the Employee agrees that he will return any and all Confidential Information in his possession or control to the Bank, and he will not make, retain, or remove any originals or copies or other duplications of any Confidential Information. The Employee also agrees that, during the eighteen month period immediately following the end of his employment with Bank (regardless of the reason or circumstances), he will not, directly or indirectly, use, disclose, publish, or allow any of the Bankss competitors or potential competitors to gain access to any Confidential Information. In addition, with regard to Confidential Information that also constitutes a Trade Secret, the Employee agrees that, he will not, directly or indirectly, use, disclose, publish or allow access by any third party to any such Trade Secret for so long as such information continues to constitute a trade secret under applicable law.

Non-Piracy and Non-Competition

A. Acknowledgements. The Employee acknowledges and agrees that the Bank is continually engaged in efforts to generate customers and create goodwill with existing and potential customers, and that the Employee has and/or will have an impact on these efforts as a result of his employment with the Bank. The Employee also recognizes that his employment with the Bank may include contact with customers which may result in close relationships with those customers and the association of the Bank's goodwill with the Employee. The Employee acknowledges that those relationships and associated goodwill are significant assets owned by the Bank and are developed only after the substantial investment of time, effort, and expense by the Bank. The Employee acknowledges and agrees that the following restrictions are reasonable in scope, necessary to protect the legitimate interests of the Bank, and will not unreasonably restrict the Employee's ability to earn a livelihood in the future.

B. Restrictions.

1. During the eighteen month period immediately following the end of the Employee's employment with Bank (regardless of the reason or circumstances), the Employee will not, for the purpose of procuring patronage and/or business that is competitive with the goods and services offered by the Bank, directly or indirectly, or as an individual, principal, agent, independent contractor, consultant, director, officer, trustee, partner, proprietor, or otherwise (except as the mere holder of no more than 5% of the stock of a publicly-held Bank), seek, solicit, consult, correspond with, or otherwise contact, any person, firm, corporation, customer, supplier, governmental agency, or other entity that the Employee "serviced" (as that term is defined below) on the Bank's behalf within the twelve month period immediately preceding the end of the Employee's employment with the Bank. For purposes of this agreement, the Employee will be deemed to have serviced a business, person, firm, corporation, customer, supplier, government agency or other entity in the course and scope of his employment with Bank.

2. In addition, during the eighteen month period immediately following the end of his employment with the Bank (regardless of the reason), the Employee will not render services in the Restricted Area (as that term is defined below) for his own account or for the benefit of any person, firm, corporation, governmental agency, or other entity where such services are the same or substantially similar to the services that he rendered to the Bank during the twelve month period immediately prior to the end of his employment. For purposes of this Agreement, the "Restricted Area" is defined as a fifteen mile radius surrounding any Denmark State Bank facility at which the Employee was physically present and at which he provided services at any time during the twelve month period immediately preceding the end of his employment with Bank.

3. During the twelve month period immediately following the end of his employment with the Bank, the Employee will not solicit, recruit or offer employment to any individual then-employed by the Bank, nor will he directly or indirectly encourage any person then-employed by the Bank to leave the Bank. Moreover, during that same twelve month period, the Employee will not directly or indirectly encourage any third party to solicit, recruit, or offer employment to any individual then-employed by the Bank.

ARTICLE V

ASSIGNABILITY

Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization, or attachment of any of the benefits under this Agreement shall be valid or recognized by the Bank. The Employee agrees not to assign, pledge, collateralize or otherwise take any action intended to encumber the Deferred Compensation.

ARTICLE VI

FUNDING OF DEFERRED COMPENSATION

The Bank shall have no duty or obligation to fund the Deferred Compensation with specific corporate assets. It is the intention of the parties that the Deferred Compensation be unfunded for tax purposes and for purposes of Title I of ERISA.

The Bank reserves the absolute right in its sole and exclusive discretion either to fund or informally fund its obligations under this Agreement, or to refrain from funding the same. Any funding provided by the Bank shall remain the sole asset of the Bank, subject to its general creditors. The Employee shall have no interest, as a secured creditor or otherwise, in the Deferred Compensation or in any fund established by the Bank under this Agreement. Nothing in this Agreement shall be construed as giving the Employee or his beneficiary(ies) any greater rights than those of any other unsecured creditor of the Bank.

ARTICLE VII

NO TRUST

Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Employee, his designated beneficiary or any other person.

ARTICLE VIII

MISCELLANEOUS

A. Amendment. During the lifetime of the Employee, this Agreement may be amended or revoked at any time, in whole or in part, by the mutual written agreement of the Parties. The Bank and the Employee agree to amend the terms of this Agreement to the extent any subsequent law changes make any provision of this Agreement invalid or unenforceable. The Bank and the Employee further agree to amend the terms of this Agreement to comply with any subsequent regulations issued by the Internal Revenue Service or any other applicable government agency with respect to rules governing any of the terms or conditions of this Agreement.

B. No Employment Agreement. The Bank and the Employee agree that the terms and conditions of this Agreement do not create any employment agreement or other contract between the Employee and the Bank which defines or limits the employment duties of the Employee for the Bank or which otherwise guaranties continued employment to the Employee. The parties agree that the Employee is employed at will, that either party may terminate the employment relationship with or without cause, and that the obligations of the parties under Article III, paragraph B., above, cannot be construed to prohibit the right of either party to end the employment relationship at any time and for any or no reason.

C. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Bank or the Employee at their last known addresses.

D. Governing Law. This Agreement shall be governed by the laws of the state of Wisconsin.

E. Remedies. If, at any time, the Employee violates any obligation owed to the Bank under Article IV, above, then, in addition to all other remedies available at law or in equity, the Bank will have the right (i) to immediately stop and forever refrain from making any payment (or any further payment, if applicable) to the Employee hereunder, and (ii) to recover any other losses resulting from that violation or violations, including reasonable legal fees incurred in enforcing the Agreement.

F. Agreement Binding Upon Parties. This Agreement shall be binding upon the parties, their heirs, successors, legal representatives and assigns.

G. Entire Agreement. This Agreement supersedes all other agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements, and this Agreement may not be amended or modified except in writing signed by both parties hereto.

IN WITNESS of this Agreement, the parties have executed this instrument in duplicate effective as of April 6, 2010, at Denmark, Wisconsin.

EMPLOYEE

_______________________________________

John P. Olsen, Employee

DENMARK STATE BANK

By:__________________________________

Jill S. Feiler

President

459497

SCHEDULE A

By signing below, I hereby designate the following as beneficiaries under the provisions of this Agreement: Ann M. Olsen

______________________________________________________________________________

Current contact information for each designated beneficiary:

Ann M. Olsen

4487 Denmark Rd.

Denmark, WI 54208

The designation of the beneficiaries named above hereby revokes any earlier designations which I may have made pursuant to this Agreement.

Dated this 6th day of April, 2010, Denmark, Wisconsin.

John P. Olsen, Employee

LABOR DEPARTMENT STATEMENT

To: Top Hat Plan Exemption, Pension & Welfare Benefits Administration

Room N-1513

U.S. Department of Labor

200 Constitution Avenue NW

Washington, D.C. 20210

FROM: Employer: DENMARK STATE BANK.

Employer Identification Number: 39-0240160

Address: PO BOX 130, DENMARK, WI 54208-0130

April 6, 2010

This document constitutes the statement required by 29 C.F.R. 2520.104-23(a)(1) to be filed with the Secretary of Labor in respect to a Nonqualified Deferred Compensation Plans maintained by the above employer.

The employer currently maintains Nonqualified Deferred Compensation Plans for a key employees of the Employer. There are two participants in the plan.

Signed:

______________________________________

Plan Administrator: Dennis J. Heim

Title: Senior Vice President and CFO

Employer: Denmark State Bank